REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (this “Agreement”) is made as of this 2nd day of August, 2002, by and between The Titan Corporation, a Delaware corporation (“Titan”), and SureBeam Corporation, a Delaware corporation (“SureBeam”).

RECITALS:

A.        Whereas, SureBeam has a right to exchange $1.0 million of the funds it has advanced to Hawaii Pride, L.L.C., a Hawaiian limited liability company (the “Company”) for 19.9% of the equity of the Company (the “Equity Interest”) but as of the date of this Agreement, SureBeam has not exercised this right and owns no equity interest in the Company;

B.        Whereas, the Company and WebBank (the “Bank”) entered into a Loan Agreement dated June 22, 2000 (as such Loan Agreement may have been and may subsequently be amended, the “Loan Agreement”) pursuant to which the Bank agreed to loan $6,750,000 to the Company (the “Loan”);

C.        Whereas, as a condition to entering the Loan Agreement and making the Loan, the Bank required that Titan (i) guarantee the Company’s obligations under the Loan Agreement, to the extent of SureBeam’s ownership interest in the Company, pursuant to that certain Absolute and Unconditional Guarantee of Payment by The Titan Corporation to the Extent of its Ownership dated June 22, 2000 (as such Guarantee may have been and may subsequently be amended, the “Guarantee”) and (ii) indemnify the Bank pursuant to that certain Indemnity Agreement dated as of June 22, 2000 by and among Titan, the Company, the Bank, Eric D. Weinert and John W. Clark (as such Indemnity Agreement may have been and may subsequently be amended, the “Indemnity Agreement”) against all violations of any Applicable Environmental Laws (as defined in the Indemnity Agreement) relating to the property securing the Loan; and

D.        Whereas, SureBeam has agreed to reimburse Titan in the event that Titan  becomes obligated to make any payments under the Guarantee or the Indemnity Agreement.

Now Therefore, for good and valuable consideration, the parties hereto agree as follows:

Right to Reimbursement.  If Titan (i) makes any payment in connection with the Guarantee or the Indemnity Agreement, whether such payment is made to the Bank or any party to the Indemnity Agreement or to any third party, or (ii) incurs any expense or cost incidental to or in any way related to the Guarantee or the Indemnity Agreement, including, without limitation, (a) in opposing any claim for payment under the Guarantee or Indemnity Agreement, (b) in connection with the Bank exercising any of its rights under the Guarantee or the Indemnity Agreement (including any expenses of the Bank or its advisors in connection therewith that are subject to payment or reimbursement by Titan pursuant to the provisions of the Guarantee or by Titan or the other parties thereto pursuant to the provisions of the Indemnity Agreement) or (c) in enforcing this Agreement, then SureBeam shall have an unconditional obligation to pay to Titan an amount (the “Required Reimbursement Amount”) equal to 100% of all amounts referred to in clauses (i) and (ii) above, payable in cash. SureBeam shall pay any Required Reimbursement Amount in cash within five business days of receipt of a written demand for reimbursement of such Required Reimbursement Amount (the “Reimbursement Demand Notice”).  The Reimbursement Demand Notice shall set forth the Required Reimbursement Amount.

Default.  If SureBeam fails to pay in cash a Required Reimbursement Amount  within five business days from the date of receipt by it of a Reimbursement Demand Notice, SureBeam shall be deemed to be in default under this Agreement and interest (“Additional Interest”) shall accrue on the Required Reimbursement Amount at a rate equal to the lesser of (i) the rate then payable by the Company under the Loan Agreement plus two percent (2%), and (ii) the highest rate permitted by law.  In the event of a default by SureBeam pursuant to the preceding sentence, Additional Interest shall begin to accrue (and shall accrue daily) as of the date of the applicable Reimbursement Demand Notice and shall continue to accrue until the date (the “Late Payment Date”) that SureBeam pays to Titan the entire Required Reimbursement Amount specified in such Reimbursement Demand Notice, plus all Additional Interest thereon.  Additional Interest shall be payable by SureBeam to Titan in cash within five business days following a default by SureBeam under this Section 2.

Obligation Unconditional.  SureBeam hereby acknowledges and agrees that its obligations to pay to Titan any Required Reimbursement Amount and Additional Interest pursuant to Section 1 and Section 2 above are unconditional and shall not be affected by (and SureBeam shall not assert as a defense to these payment obligations) any failure by Titan to contest any claim or demand made against it by, or to assert any defense, claim or demand or enforce or exercise any right or remedy it may have against, the Bank, any party to the Indemnity Agreement or any third party under the provisions of the Guarantee, the Indemnity Agreement or otherwise.

Titan Representations and Warranties. Titan hereby represents, warrants and acknowledges as follows:

Titan (a) is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all of the power and authority necessary to enter into this Agreement, and (c) has taken all action as may be necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

This Agreement constitutes the legal, valid and binding obligation of Titan, and is enforceable against Titan in accordance with its terms.

SureBeam Representations and Warranties. SureBeam hereby represents, warrants and acknowledges as follows:

SureBeam (a) is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all of the power and authority necessary to enter into this Agreement, and (c) has taken all action as may be necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

This Agreement constitutes the legal, valid and binding obligation of SureBeam, and is enforceable against SureBeam in accordance with its terms.

Consent.  Titan and SureBeam each acknowledges that the purpose of the covenants in this Paragraph 6 is to protect Titan’s interest as a contingent creditor of SureBeam under the Guarantee, Indemnity Agreement and Loan Agreement and not for the purpose of influencing SureBeam’s business judgment regarding the value to SureBeam of SureBeam holding any equity interest in the Company.  As of the date of this Agreement, SureBeam has represented to Titan that it has no present intention to exercise its option to acquire the Equity Interest in the Company. So long as the Guarantee or Indemnity Agreement remain in effect or Titan remains subject to any covenants in the Loan Agreement, SureBeam covenants and agrees that it shall not do any of the following without the prior written consent of Titan:  (i) exercise its right to acquire the Equity Interest in the Company nor acquire any equity interest in the Company or any successor in interest to the Company either from the Company or from any holder of an equity interest in the Company, whether pursuant to the Amended and Restated Agreement #3 dated October 2, 2000 among SureBeam, Titan, the Company, John W. Clark and Eric Weinert (the “Hawaii Pride Agreement”) or pursuant to any other agreement or by any other means; (ii) enter into any agreement with the Company or any of the equity owners of the Company that modifies or amends the Hawaii Pride Agreement in any respect; or (iii) enter into an operating agreement or similar governing agreement for the Company.   To the extent that SureBeam receives notice of the Company’s insolvency, the occurrence of any default by the Company under the Loan Agreement, including any failure to comply with covenants or failure make any loan payments when due, or the Company’s request or receipt of any forbearance or waiver of covenants under the Loan Agreement, SureBeam shall promptly notify Titan in writing of its knowledge of such information.  In addition, SureBeam shall provide to Titan on a monthly basis a copy of any covenant compliance worksheet provided by the Company to SureBeam pursuant to Paragraph 6 of the Hawaii Pride Agreement.

Fee.  So long as SureBeam does not own any equity interest in the Company, SureBeam shall not be required to pay any fee to Titan under this Agreement.  If SureBeam acquires the Equity Interest or otherwise acquires any equity interest in the Company or any successor in interest in the Company while the Guarantee or Indemnity Agreement remains in effect or while Titan remains subject to any covenants in the Loan Agreement, then, SureBeam shall pay Titan an annual fee equal to 1% of the amount of the Loan guaranteed by Titan under the Guarantee as of December 31 of each year, which shall be payable by no later than March 31 of the immediately following year (with the amount of the fee to be pro-rated if SureBeam acquires such equity interest after the first day of a new calendar year for the number of days in the year that the Loan was guaranteed under the Guarantee).

Successors And Assigns.  This Agreement will be binding upon, and inure to the benefit of, each party hereto and such party’s permitted successors and assigns; provided, however, that SureBeam may not assign this Agreement without the prior written consent of Titan.

Notices.  All notices and other communications required or permitted hereunder will be in writing and transmitted personally or by messenger, certified mail (return receipt requested), telegram or facsimile with confirmed receipt, and will be mailed or delivered to the address set forth on the signature page hereto, or to such other address as the recipient may have specified in a notice duly given to the sender as provided herein.  All such notices, requests, demands, consents and other communications will be deemed to have been given and to be effective for purposes of receipt upon the earlier of receipt or the second business day following the date of mailing or transmittal. Each party will promptly notify the other in writing of any change in its address.

Attorneys’ Fees.  In the event any suit or other legal proceeding arises in connection with this Agreement, the prevailing party will be entitled to recover from the non-prevailing party the reasonable attorneys’ fees and costs incurred by such prevailing party, which will be in addition to all other amounts and awards to which such prevailing party may be entitled.

Amendments; Waivers.  This Agreement may be amended, and compliance with any provision hereof may be waived, only by a written instrument executed by each of the parties hereto.

No Agency.  Nothing in this Agreement will be deemed to create the relationship of principal and agent or of partnership or joint venture among the parties hereto.

No Third Party Beneficiary.  This Agreement is solely for the benefit of the parties hereto and will not be deemed to be for the benefit of, or to create any rights in favor of any third party, including, without limitation, the Bank pursuant to its rights to payments under the Loan Agreement.

Governing Law.  This Agreement will be governed by, and construed under, the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

Severability.  In the event that any provision of this Agreement shall be invalid, illegal or unenforceable then the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

The Titan Corporation		SureBeam Corporation
By:	/s/ MARK W. SOPP	/s/ DAVID A. RANE

	Mark W. Sopp Senior Vice President, Chief Financial Officer	David A. Rane Senior Vice President, Chief Financial Officer
	3033 Science Park Road San Diego, California 92121-1199	9276 Scranton Road, Suite 600 San Diego, California 92121